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EXHIBIT 99.1

Contact:
Rush Enterprises Inc., San Antonio Martin A. Naegelin, Jr., 830-626-5230
Adam Friedman Associates Adam Friedman, 212-981-2529, ext. 18

RUSH ENTERPRISES, INC. PRICES PUBLIC OFFERING OF COMMON STOCK AT $13.25 PER SHARE

SAN ANTONIO, Texas, November 19, 2004—Rush Enterprises, Inc. (NASDAQ: RUSHA & RUSHB), operator of the largest network of Peterbilt heavy-duty truck dealerships in North America and a John Deere construction equipment dealership in Texas, today reported that its previously announced public offering of its class A common stock was priced at $13.25 per share. The offering consists of 7,250,000 shares of Class a common stock being sold by Rush and 2,750,000 shares of class A common stock being sold by selling shareholders. Rush expects to use its $90.3 million in net proceeds from the offering to finance Rush's acquisition of American Truck Source, Inc.

Rush granted the offering underwriters the option to purchase up to an additional 1,500,000 shares of its class A common stock to cover over-allotments, if any. The offering is expected to close on or about November 24, 2004 and the newly issued shares will trade on the NASDAQ stock exchange.

Credit Suisse First Boston is the sole lead manager for the offering and Morgan Keegan & Company, Inc. and BB&T Capital Markets serve as co-managers. A final prospectus related to this offering can be obtained from Credit Suisse First Boston LLC, Prospectus Department, One Madison Avenue, New York, NY 10010 (telephone no. 212.325.2580).

A registration statement relating to the Class A common stock has been filed with, and declared effective by, the Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any state or jurisdiction.

About Rush Enterprises

Rush Enterprises operates the largest network of Peterbilt heavy-duty truck dealerships in North America and a John Deere construction equipment dealership in Houston, Texas. Its current operations include a network of dealerships located in Texas, California, Oklahoma, Colorado, Arizona, New Mexico, Alabama and Florida. These dealerships provide an integrated, one-stop source for the retail sale of new and used heavy-duty and medium-duty trucks and construction equipment; aftermarket parts, service and body shop facilities; and a wide array of financial services, including the financing of truck and equipment sales, insurance products and leasing and rentals.

Certain statements contained herein, including those concerning industry conditions, are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general economic conditions, cyclicality, economic conditions in the new and used truck and construction equipment markets, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, seasonality, distribution networks, product introductions and acceptance, technological change, changes in industry practices, onetime events and other factors described herein and in filings made by the company with the Securities and Exchange Commission.

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  EXHIBIT 99.1
RUSH ENTERPRISES, INC. PRICES PUBLIC OFFERING OF COMMON STOCK AT $13.25 PER SHARE